THE HOWARD HUGHES CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Full Year Earnings Highlights

•

2014 net income was $111.0 million, excluding the $(60.5) million non-cash warrant loss and $(74.0) million net non-cash loss relating to the tax indemnity receivable and its settlement, an increase of $1.6 million compared to 2013 net income of $109.4 million, excluding the $(182.0) million non-cash warrant loss and $(1.2) million non-cash loss relating to a reduction in the tax indemnity receivable.  2013 net income includes a $34.8 million net non-cash income tax benefit relating to a decrease in a tax asset valuation allowance, partially reduced by deferred tax liabilities recorded at our Hawaii REIT subsidiary.

•	2014 operating income and equity in earnings from real estate affiliates increased by $64.5 million, or 51.4%, to $190.1 million in 2014, compared to $125.6 million in 2013.
•	Master Planned Community (“MPC”) land sales increased by $105.3 million, or 42.8%, to $351.3 million for 2014, compared to $246.0 million in 2013.
•

Net operating income (“NOI”) from our income-producing Operating Assets, exclusive of properties undergoing redevelopment and properties sold, increased $9.7 million, or 15.1%, to $74.1 million in 2014 compared to $64.4 million in 2013. The increase primarily is attributable to a full year of stabilized NOI for Three Waterway and One Hughes Landing office buildings at The Woodlands, smaller increases from other properties opened or re-opened in 2014 and increased occupancy compared to 2013.

Fourth Quarter Earnings Highlights

•

Fourth quarter 2014 net income was $21.9 million, excluding the $78.6 million non-cash warrant gain and $(68.5) million net non-cash loss relating to the tax indemnity receivable and its settlement, a decrease of $(22.5) million compared to fourth quarter 2013 net income of $44.4 million, excluding the $(33.3) million non-cash warrant loss and $7.5 million non-cash increase in the tax indemnity receivable.  Fourth quarter 2013 net income includes a $34.8 million non-cash income tax benefit noted above.

•

MPC land sales increased by $17.6 million, or 22.4%, to $96.3 million for the fourth quarter 2014 compared to $78.7 million for the fourth quarter 2013 primarily due to higher lot sales at Summerlin and Bridgeland that were partially offset by lower land sales at The Woodlands and Columbia, MD for the fourth quarter 2014 compared to the fourth quarter 2013.

•

NOI from our income-producing Operating Assets, exclusive of properties undergoing redevelopment and properties sold, increased $3.3 million, or 20.0%, to $19.8 million for the fourth quarter 2014, compared to $16.5 million for the fourth quarter 2013.  The increase primarily is related to the opening of the Downtown Summerlin mixed use development in October 2014, the re-opening of the Outlet Collection at Riverwalk retail property in

May 2014, after its year-long redevelopment, and the stabilization of the One Hughes Landing office building in 2014.

The Howard Hughes Corporation 2014 Highlights

We completed the following development projects in 2014:

•

Downtown Summerlin, a mixed-use development encompassing 1.6 million square feet and located in the heart of our Summerlin MPC, opened in October 2014.  The retail portion of the project is 72.5% leased and the office building is 27.6% pre-leased,  including our management office which has leased 12.4%, as of February 1, 2015.

•	The Woodlands Resort and Conference Center, a 406-room property completed its redevelopment in December 2014.
•

The Outlet Collection at Riverwalk, located in New Orleans, Louisiana, the nation’s first outlet center located in a downtown setting, re-opened in May 2014.  The property is 100% leased as of February 1, 2015.

•

The Columbia Regional Building, an 88,556 square foot mixed-use building located in Columbia, Maryland and anchored by Whole Foods, re-opened in August 2014.  The building is 77.4% leased as of February 1, 2015.

•	Two Hughes Landing, a 197,714 square foot office building located in The Woodlands, opened in September 2014. The property is 86.2% leased as of February 1, 2015.
•	3831 Technology Forest Drive, a 95,078 square foot build-to-suit office building located in The Woodlands, opened in December 2014. The building is 100% leased to Kiewit Energy Group.
•	Millennium Phase II, a 314-unit apartment building located in The Woodlands and being developed in a joint venture, opened in September 2014. 44.3% of the units are leased as of February 1, 2015.
•	ONE Ala Moana, a 206-unit luxury condominium tower development located in Honolulu, Hawaii and being developed in a joint venture, closed on the sale of 201 of its units in the fourth quarter 2014.

We continued development on the following projects begun in 2013 and which will open in 2015:

•	Two office buildings totaling 647,000 square feet substantially pre-leased to ExxonMobil.
•	Creekside Village Green, a 74,352 square foot mixed-use project located in The Woodlands, opened in January 2015. The project is 59.3% leased as of February 1, 2015.
•	The Metropolitan, a 380-unit apartment building in Columbia, Maryland that is 16.1% pre-leased as of February 1, 2015.

•	Hughes Landing Retail, a 123,000 square foot Whole Foods-anchored retail project that is 78.2% pre-leased as of February 1, 2015.
•	One Lakes Edge, a 390-unit apartment building in The Woodlands that is 8.7% pre-leased as of February 1, 2015.

We began construction on the following projects in 2014:

•	Three Hughes Landing, a 324,000 square foot Class A office building located in The Woodlands that we expect to complete in 2015.
•	A Westin hotel containing 302 rooms located in The Woodlands that we expect to complete in 2015.
•	An Embassy Suites hotel containing 205 rooms located in The Woodlands that we expect to complete in 2015.
•

Two market rate residential condominium towers, Waiea and Anaha, at Ward Village. Waiea contains 171 units, that we expect to complete by the end of 2016, and Anaha contains 311 units, that we expect to complete in 2017. 87.7% of the Waiea and 78.1% of the Anaha units are under contract as of February 1, 2015.

We made the following acquisitions during 2014:

•

Seaport District Assemblage, consisting of a 48,000 square foot commercial building on a 15,744 square foot lot and certain air rights with total residential and commercial development rights of 621,651 square feet at South Street Seaport and purchased for $136.7 million.  As of December 31, 2014, property and air rights representing an additional 196,133 square feet of development rights were under contract.  If these acquisitions close, we will own commercial development rights on the assemblage totaling 817,784 square feet.

•

10-60 Columbia Corporate Center properties, consisting of six office buildings in downtown Columbia, Maryland adjacent to our developable commercial land.  The properties were valued at $130.0 million and were included as part of the $268.0 million of consideration that we received as full satisfaction of GGP Inc.’s obligation to indemnify us for certain taxes under the Tax Matters Agreement.

•

A new MPC located in Conroe, Texas, consisting of 2,055 acres of undeveloped land, was acquired for $98.5 million. We have preliminarily planned for 1,452 acres of residential and 161 acres of commercial development on the combined sites, and currently estimate that the residential acres will yield almost 4,800 lots. We expect the first lots will be completed in 2016 and sold in 2017.

•	85 South Street, an eight story 60,000 square foot multi-family property located two blocks south of Pier 17 and within the Seaport District. This building was acquired for $20.1 million.
•	1701 Lake Robbins, a 12,376 square foot retail building located in The Woodlands for $5.7 million.

•	100% of the fee simple interest in the land underlying our 110 N. Wacker office building located in downtown Chicago, Illinois for $12.3 million.

During 2014, HHC also:

•

Announced the development of Lakeland Village Center, an 83,400 square foot mixed-use commercial project at our Bridgeland MPC.  CVS Pharmacy has entered into a ground lease and will construct a 15,300 square foot store on the site to anchor the project. We expect to begin construction in the first quarter of 2015 with completion expected in early 2016.

•	Entered into a joint venture with a national multi-family real estate developer to construct, own and operate a 124-unit gated luxury apartment development in Downtown Summerlin.
•	Entered into a 20-year lease with Whole Foods Market within our Ward Village community in the heart of Honolulu.
•

Announced a joint venture with Discovery Land Company, the world’s leading developer of private clubs and luxury communities, to develop an exclusive luxury community on approximately 555 acres of our land within the Summerlin MPC. The joint venture is expected to be formed in the first quarter 2015.

•	Sold the Redlands Promenade and Redlands Mall properties, located in Redlands, California for $12.4 million of pre-tax proceeds.
•	Closed on $1.3 billion of property financings and refinancings in 2014, including a $600.0 million non-recourse construction financing for the Waiea and Anaha condominium towers at Ward Village.
•

Received approvals for the Ward Gateway condominium towers. Gateway will have two mixed-use towers with approximately 236 total units, 20,000 total square feet of retail and a one-acre Village Green. In February 2015, received approval for the Block M condominium tower, a mixed use residential tower that will include 466 residential units, a flagship 50,000 square foot Whole Foods Market, and approximately 10,000 square feet of additional retail and more than 700 parking spaces.

_____________________________________________

* Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

DALLAS, March 2, 2015 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company” or “we”) today announced its results for the year and quarter ended December 31, 2014.

For the year ended December 31, 2014, net loss attributable to common stockholders was $(23.5) million compared with a net loss attributable to common stockholders of $(73.8) million for the year ended December 31, 2013. Our 2014 net loss includes a $(60.5) million non-cash warrant loss and $(74.0) million net non-cash loss relating to the tax indemnity receivable. Our 2013 net loss includes the $(182.0) million non-cash warrant loss and $(1.2) million non-cash loss relating to the tax indemnity receivable. Excluding these non-cash gains and losses, net income attributable to common stockholders was $111.0 million, or $2.58 per diluted common share, and $109.4 million, or $2.57 per diluted common share, for the years ended 2014 and 2013, respectively. Our 2013 net income includes a $34.8 million net non-cash income tax benefit relating to a decrease in a tax asset valuation allowance, partially reduced by deferred tax liabilities recorded at our Hawaii REIT subsidiary.

For the three months ended December 31, 2014, net income attributable to common stockholders was $31.9 million, or $(1.18) loss per diluted common share, compared with net income attributable to common stockholders of $18.6 million, or $0.44 per diluted common share for the three months ended December 31, 2013.  Fourth quarter 2014 net income attributable to common stockholders includes the $78.6 million non-cash warrant gain and $(68.5) million net non-cash loss relating to the tax indemnity receivable and its settlement. Fourth quarter 2013 net income attributable to common stockholders includes a $(33.3) million non-cash warrant loss and a $7.5 million non-cash increase in the tax indemnity receivable.  Excluding these non-cash gains and losses, net income attributable to common stockholders was $21.9 million or $0.51 per diluted common share for the fourth quarter 2014 and $44.4 million, or $1.04 per diluted common share for the fourth quarter 2013.  Fourth quarter 2013 net income includes a $34.8 million non-cash income tax benefit noted above.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “The Howard Hughes Corporation had an exceptional 2014.  Our master planned communities delivered very strong operating results, with land sales up 43% compared to 2013, and our development activities accelerated in 2014.  We had nearly $2.9 billion of projects that were under construction during 2014, $700 million of which were completed during the year.  Each of these developments is an example of our company’s mission to create timeless places and memorable experiences.  Notably, Downtown Summerlin created a central gathering place for the Summerlin community where residents can shop, eat and be entertained.  It will be the anchor for this premier and growing community in the Las Vegas Valley.  The Outlet Collection at Riverwalk demonstrates the application of one of our core values, thinking big and doing things differently.  Our leasing and development teams reimagined and transformed this well-located but run down site in New Orleans into the first upscale outlet center in an urban location. Our reported results do not yet reflect the full potential of these projects and others that opened during 2014.  Going into 2015 and 2016, as we get a full year’s benefit from their operations and their net operating income stabilizes, the performance of these properties will further drive our earnings growth.”

Mr. Weinreb continued, “Looking forward to 2015, I expect momentum to continue in our key markets.  We are closely watching the impact of low oil prices on our tenants and customers at our assets in the Houston, Texas market.  We would expect some slowdown in activity as corporations become more cautious in allocating capital, but I believe our Bridgeland and The Woodlands MPCs are well positioned to continue to outperform their competitors due to the superior quality of their products, their reputations and the strength of our local seasoned management team.  Other major regions, such as Las Vegas, Honolulu and New York City, should see benefits from low oil prices, including lower import and energy costs with respect to Honolulu, and greater consumer discretionary income increasing tourism in all of these areas.”

For a more complete description of the status of our developments, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 36 of our Form 10-K for the year ended December 31, 2014.

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased $105.3 million, or 42.8%, to $351.3 million compared to $246.0 million for the year ended December 31, 2013. This increase primarily was due to higher commercial land sales at The Woodlands and higher residential land sales at Summerlin and Bridgeland.

Land sales, excluding deferred land sales and other revenue, increased 22.4%, or $17.6 million, to $96.3 million for the three months ended December 31, 2014, as compared to $78.7 million for the same period in 2013.  The increase was attributable to higher residential land sales at Summerlin and Bridgeland, and was partially offset by lower land sales at The Woodlands and Columbia, MD.  The Columbia MPC had a $13.0 million commercial land sale in the fourth quarter 2013 and no land sales in 2014.

The Woodlands land sales increased $61.0 million, or 57.2%, to $168.0 million for the year ended December 31, 2014, compared to $106.9 million for the same period in 2013. The increase primarily was due to a $70.6 million sale in 2014 of 58.6 acres to a major hospital. The average price per single family detached lot at The Woodlands increased $17,000, or 10.0% to $187,000 for the year ended December 31, 2014, compared to $170,000 for the same period in 2013. The average price per acre for this product increased 19.8%, or $122,000 to $737,000 for the year ended December 31, 2014 compared to $615,000 for 2013.  The increase in land pricing is due to scarcity of remaining lots available for sale and continued strong demand for residential land in The Woodlands.

Bridgeland land sales increased $24.7 million, or 181.6%, to $38.3 million for the year ended December 31, 2014, compared to $13.6 million for the same period in 2013. The increase in lot sales revenues for the year relates to higher sales volume and increasing lot prices resulting from strong demand for new homes. Lot deliveries in 2014 represent the initial lots that we developed in 2014 after receiving a long-awaited permit.  Going forward, we expect to meet the increasing demand for lots in Bridgeland.  The average price per detached single family lots during 2014 increased $19,000, or 24.7%, to $96,000 compared to 2013, and average price per residential acre increased by $122,000, or 36.9%, to $453,000 during the same period.  The $99,000 average lot price for the fourth quarter 2014 is lower than the $110,000 average price per lot for the fourth quarter 2013 due to smaller average lot sizes sold during the fourth quarter 2014 compared to fourth quarter 2013.  The average per acre price for this land increased by $51,000, or 12.5%, during the same periods.

Summerlin land sales increased $32.6 million, or 29.0%, to $145.1 million for the year ended December 31, 2014, compared to $112.5 million for the same period in 2013. The increase primarily is due to higher superpad price per acre on relatively flat volume compared to the same period in 2013. The average price per superpad acre increased $155,000, or 48.0%, to $478,000 for the year ended December 31, 2014, compared to $323,000 in 2013.  The increase in land pricing is due to the scarcity of attractive developable residential land in the Las Vegas market. We believe our Downtown Summerlin project is an important amenity for the community that further increases the desirability of living in Summerlin.

During 2014, we purchased 2,055 acres of undeveloped land located in Conroe, Texas, which is located 13 miles north of The Woodlands, for approximately $98.5 million. We have preliminarily planned for approximately 1,452 acres of residential and 161 acres of commercial development, and currently estimate that the residential acres will yield nearly 4,800 lots. This new community will be developed and managed by The Woodlands, and we expect the first lots will be finished in 2016 and sold in 2017. The actual timing of development and sellout will be subject to several conditions, including market demand for residential lots and commercial properties.

Operating Assets Highlights

NOI from our combined retail, office, resort and conference center and multi-family properties increased $9.7 million, or 15.1%, to $74.1 million for the year ended December 31, 2014 compared to NOI of $64.4 million for the year ended December 31, 2013. We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated equity-method ventures and the annual distribution we receive in the first quarter from our Summerlin Hospital cost-basis investment, which together were $3.1 million and $4.0 million for the years ended December 31, 2014 and 2013, respectively.  These amounts exclude NOI for all periods from properties that are substantially closed for redevelopment and/or were sold during the period.  Approximately $8.7 million of the NOI increase in 2014 is attributable to a full year of stabilized results for One Hughes Landing and 3 Waterway Square office buildings.  Partial year operating results for Downtown Summerlin (opened in October 2014) and the Outlet Collection at Riverwalk (re-opened in May 2014) contributed to $2.0 million of the increase, higher occupancy at 70 Columbia Corporate Center contributed to $1.0 million of the increase, and $2.1 million of other smaller net increases were partially offset by a $4.1 million negative variance from The Woodlands Resort and Conference Center due to ongoing redevelopment in 2014.

South Street Seaport continues to partially operate while redevelopment of Pier 17 is underway and remediation and repairs to the historic area from Superstorm Sandy continue.   During the year, we received $24.6 million of insurance proceeds, which are excluded from NOI and recognized as Other income in our Condensed Consolidated Statement of Operations.  We have received a total of $47.6 million of insurance proceeds from the inception of this claim through February 1, 2015. The claim is in litigation.

Strategic Developments Highlights

On December 29, 2014, in two separate transactions, we acquired a 48,000 square foot commercial building on a 15,744 square foot lot and certain air rights with total residential and commercial development rights of 621,651 square feet for $136.7 million. As of December 31, 2014,  we  were under contract to purchase another commercial building and additional air rights during the first half of 2015, which will ultimately create a site capable of supporting 817,784 square feet of mixed use development. These properties are collectively referred to as the Seaport District Assemblage and are located in close proximity to our South Street Seaport property.

Pre-sales for the first two market-rate residential condominium towers at Ward Village began in the beginning of 2014. Pre-sales are subject to a 30-day rescission period, and the buyers are required to make a deposit equal to 5% of the purchase price at signing and an additional 5% deposit 30 days later at which point their total deposit of 10% of the purchase price becomes non-refundable. Buyers are required to make an additional 10% deposit within approximately four months of signing.  As of February 1, 2015, we had received $155.8 million of buyer deposits, representing $854.4 million of contracted gross sales revenue.

During 2014, we began construction on both condominium towers.  As of December 31, 2014, we incurred $59.9 million of development costs for the construction of the Waiea tower.  Total development costs are expected to be approximately $403 million and we expect to complete the project by the end of 2016.  As of December 31, 2014, we incurred $28.0 million of development costs for the construction of the Anaha tower.  Its total development costs are expected to be approximately $401 million and we expect to complete the project in early 2017.   In November 2014, we closed on a $600.0 million non-recourse construction loan cross-collateralized by Waiea and Anaha bearing interest at one-month LIBOR plus 6.75% with a December 2019 final maturity date.  We are required to utilize all available buyer deposits to fund development costs prior to drawing on the loan.

The ONE Ala Moana joint venture substantially completed development of a 206-unit luxury condominium tower and closed on the sale of 201 of the 206 units in the fourth quarter 2014. Since its inception and the sale of our air rights to the 50/50 joint venture, we have received cumulative distributions totaling $75.5 million as of February 1, 2015, compared to our original $22.8 million book value.

We began construction of Three Hughes Landing, a 324,000 square foot, 12-story Class A office building in Hughes Landing during the third quarter of 2014.  As of December 31, 2014, we have incurred $11.0 million of development costs and total development costs are expected to be $90 million.  We expect to complete the project during the fourth quarter of 2015.  On December 5, 2014, we closed a $65.5 million non-recourse construction financing for Three Hughes Landing. The loan bears interest at one-month LIBOR plus 2.35% with a December 2019 final maturity date.

For a more complete description of all of our Strategic Developments please refer to “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Strategic Developments” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Tax Indemnity Settlement

In December 2014, we entered into a tax indemnity and mutual release agreement with GGP (the “Settlement Agreement”) pursuant to which, in consideration of the full satisfaction of GGP’s obligation for reimbursement of taxes related to certain assets in our Master Planned Communities segment prior to March 31, 2010, plus interest, GGP (i) made a cash payment to us in the amount of $138.0 million and (ii) conveyed to us fee simple interest in six office properties and related parking garages located in Columbia, Maryland, known as 10-60 Columbia Corporate Center, for an agreed upon total value of $130.0 million.  On December 15, 2014, the Company paid the MPC Taxes and filed an appeal to the Fifth Circuit Court of Appeals seeking to overturn the decision of the U.S. Tax Court and allow the Company to continue to use its current method of tax accounting for the sale of assets in the Company’s Master Planned Communities Segment.  If the Decision stands, we may be required to change our method of tax accounting for certain transactions, which could affect the timing of our future tax payments and impact our results of operations.  We expect the appeal to be heard by the appellate court in 2015.

As a result of the settlement, we recorded a net $74.0 million non-cash charge representing the difference between the $268.0 million value of the consideration received from GGP and the receivable recorded on our books.  When we were spun-off from GGP in 2010, generally accepted accounting principles required that we record a receivable from GGP equal to the amount of the indemnity cap, even though the Tax Matters Agreement stipulated that a certain tax asset on our books related to deferred interest deductions be used to reduce GGP’s indemnity obligation, when permitted by statute.  We reduced the indemnity receivable as we utilized the tax asset.  Going forward, we now will get 100% of the benefit of the tax asset, which totaled $85.1 million gross, at December 31, 2014. We also could recover approximately $60 million of cash interest paid to the U.S. Government if we prevail on appeal.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release except as required by law.

For more information, contact:

The Howard Hughes Corporation
Caryn Kboudi, 214-741-7744
caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$64,913	$84,236	$325,099	$251,217
Builder price participation	7,657	3,653	20,908	9,356
Minimum rents	30,305	21,070	97,234	81,668
Tenant recoveries	7,844	5,387	28,353	21,068
Condominium rights and unit sales	72,049	1,778	83,565	32,969
Resort and conference center revenues	10,723	8,658	37,921	39,201
Other land revenues	7,181	3,205	16,503	13,416
Other rental and property revenues	6,381	5,966	24,982	20,523
Total revenues	207,053	133,953	634,565	469,418
Expenses:
Master Planned Community cost of sales	26,132	41,424	119,672	124,040
Master Planned Community operations	10,149	10,360	41,794	38,414
Other property operating costs	21,431	13,597	67,034	65,723
Rental property real estate taxes	4,867	3,477	17,407	14,291
Rental property maintenance costs	2,733	2,087	9,135	8,083
Condominium rights and unit cost of sales	44,207	894	49,995	16,572
Resort and conference center operations	8,996	6,917	31,829	29,454
Provision for doubtful accounts	1,111	(74)	1,404	836
Demolition costs	23	692	6,734	2,078
General and administrative	24,431	14,156	73,569	48,466
Development-related marketing costs	6,874	4,109	22,783	5,880
Other income, net	(2,003)	(17,751)	(29,471)	(29,478)
Depreciation and amortization	20,958	10,635	55,958	33,845
Total expenses	169,909	90,523	467,843	358,204

Operating income	37,144	43,430	166,722	111,214

Interest income	2,880	(3,299)	22,531	3,185
Interest expense	(10,270)	(9,615)	(38,624)	(9,759)
Warrant liability gain (loss)	78,600	(33,281)	(60,520)	(181,987)
Increase (reduction) in tax indemnity receivable	5,563	7,467	90	(1,206)
Loss on settlement of tax indemnity receivable	(74,095)	-	(74,095)	-
Equity in earnings from Real Estate and Other Affiliates	5,172	2,394	23,336	14,428
Income (loss) before taxes	44,994	7,096	39,440	(64,125)
Provision (benefit) for income taxes	13,065	(11,442)	62,960	9,570
Net income (loss)	31,929	18,538	(23,520)	(73,695)
Net (income) loss attributable to noncontrolling interests	1	15	(11)	(95)
Net income (loss) attributable to common stockholders	$31,930	$18,553	$(23,531)	$(73,790)

Basic earnings (loss) per share:	$0.81	$0.47	$(0.60)	$(1.87)

Diluted earnings (loss) per share:	$(1.18)	$0.44	$(0.60)	$(1.87)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	December 31,
	2014	2013
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,641,063	$1,537,758
Land	317,211	244,041
Buildings and equipment	1,243,979	754,878
Less: accumulated depreciation	(157,182)	(111,728)
Developments	914,303	488,156
Net property and equipment	3,959,374	2,913,105
Investment in Real Estate Affiliates	53,686	61,021
Net investment in real estate	4,013,060	2,974,126
Cash and cash equivalents	560,451	894,948
Accounts receivable, net	28,190	21,409
Municipal Utility District receivables, net	104,394	125,830
Notes receivable, net	28,630	20,554
Tax indemnity receivable, including interest	-	320,494
Deferred expenses, net	75,070	36,567
Prepaid expenses and other assets, net	310,136	173,940
Total assets	$5,119,931	$4,567,868

Liabilities:
Mortgages, notes and loans payable	$1,993,470	$1,514,623
Deferred tax liabilities	62,205	89,365
Warrant liabilities	366,080	305,560
Uncertain tax position liability	4,653	129,183
Accounts payable and accrued expenses	466,017	283,991
Total liabilities	2,892,425	2,322,722

Commitments and Contingencies (see Note 10)

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	-	-
Common stock: $.01 par value; 150,000,000 shares authorized, 39,638,094 shares issued and outstanding as of December 31, 2014 and 39,576,344 shares issued and outstanding as of December 31, 2013	396	396
Additional paid-in capital	2,838,013	2,829,813
Accumulated deficit	(606,934)	(583,403)
Accumulated other comprehensive loss	(7,712)	(8,222)
Total stockholders' equity	2,223,763	2,238,584
Noncontrolling interests	3,743	6,562
Total equity	2,227,506	2,245,146
Total liabilities and equity	$5,119,931	$4,567,868

Supplemental Information

December 31, 2014

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability gain  (loss), increase(reduction) in the tax indemnity receivable and corporate other income. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of REP EBT to GAAP-net income (loss)	2014	2013	2014	2013
	(In thousands)
REP EBT	$68,256	$46,987	$255,838	$154,437
General and administrative	(24,431)	(14,156)	(73,569)	(48,466)
Corporate interest income (expense), net	(9,730)	(16,834)	(30,819)	(10,575)
Warrant liability gain (loss)	78,600	(33,281)	(60,520)	(181,987)
Increase (reduction) in tax indemnity receivable	5,563	7,467	90	(1,206)
Loss on settlement of tax indemnity receivable	(74,095)	-	(74,095)	-
Corporate other income, net	2,003	17,751	27,098	25,869
Corporate depreciation and amortization	(1,172)	(838)	(4,583)	(2,197)
Income (loss) before taxes	$44,994	$7,096	$39,440	$(64,125)

MPC Land Sales Summary

Three Months Ended December 31, 2014

	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Three Months Ended December 31,
($ In thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Bridgeland
Residential
Single family - detached	$22,755	$3,755	49.6	9.2	229	34	$459	$408	$99	$110
Commercial
Apartments	-	-	-	-	-	-	-	-	-	-
Total	22,755	3,755	49.6	9.2	229	34	459	408	99	110
$ Change	19,001		40.4		195		51		(11)
% Change	506.0%		440.9%		573.5%		12.5%		-9.7%

Maryland
Residential
Single family - detached	-	-	-	-	-	-	-	-	-	-
Commercial
Office and other	-	13,000	-	56.2	-	-	-	231	-	-
Total	-	13,000	-	56.2	-	-	-	231	-	-
$ Change	(13,000)		(56.2)		NM		(231)		NM
% Change	NM		NM		NM		NM		NM

Summerlin
Residential
Single family - detached	3,264	8,192	4.9	10.2	17	49	666	803	192	167
Custom lots	370	375	0.3	0.5	1	1	1,233	750	370	375
Superpad sites	55,370	15,342	125.7	41.8	578	175	440	367	96	88
Commercial
Office and other	-	4,526	-	7.3	-	-	-	620	-	-
Not-for-profit	-	1,334	-	5.9	-	-	-	226	-	-
Other	-	575	-	17.2	-	-	-	33	-	-
Total	59,004	30,344	130.9	82.9	596	225	451	366	99	135
$ Change	28,660		48.0		371		85		(36)
% Change	94.5%		57.9%		164.9%		23.1%		-26.7%

The Woodlands
Residential
Single family - detached	11,722	29,232	14.7	44.7	58	119	797	654	202	246
Single family - attached	641	1,098	1.0	1.5	14	19	583	732	46	58
Commercial
Office and other	2,131	-	3.3	-	-	-	646	-	-	-
Retail	-	1,261	-	1.6	-	-	-	788	-	-
Total	14,494	31,591	19.0	47.8	72	138	763	661	172	220
$ Change	(17,097)		(28.8)		(66)		102		(48)
% Change	-54.1%		-60.3%		-47.8%		15.4%		-21.9%

Total acreage sales revenue	96,253	78,690	199.5	196.1	897	397

Deferred revenue	(33,002)	1,999
Special Improvement District revenue*	1,662	3,547
Total segment land sale revenues	$64,913	$84,236

* Applicable exclusively to Summerlin.

NM – Not Meaningful

MPC Land Sales Summary

Year Ended December 31, 2014

	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Year Ended December 31,
($ In thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Bridgeland
Residential
Single family - detached	$38,330	$10,974	84.6	33.2	401	143	$453	$331	$96	$77
Commercial
Apartments	-	2,636	-	16.6	-	-	-	159	-	-
Total	38,330	13,610	84.6	49.8	401	143	453	273	96	77
$ Change	24,720		34.8		258		180		19
% Change	181.6%		69.9%		180.4%		65.9%		24.7%

Maryland Communities
Residential
Townhomes	-	-	-	-	-	-	-	-	-	-
Commercial
Office and other	-	13,000	-	56.2	-	-	-	231	-	-
Apartments	-	-	-	-	-	-	-	-	-	-
Total	-	13,000	-	56.2	-	-	-	231	-	-
$ Change	(13,000)		(56.2)		NM		(231)		NM
% Change	NM		NM		NM		NM		NM

Summerlin
Residential
Superpad sites	115,447	83,191	241.7	257.3	1,148	1,164	478	323	101	71
Single family - detached	14,434	18,038	17.9	23.4	77	157	806	771	187	115
Custom lots	12,276	4,813	9.5	5.3	20	12	1,292	908	614	401
Commercial
Office and other	-	4,526	-	7.3	-	-	-	620	-	-
Retail	650	-	0.7		-		929		-
Not-for-profit	-	1,334	-	5.9	-	-	-	226	-	-
Other	2,250	575	10.0	17.2	-	-	225	33	-	-
Total	145,057	112,477	279.8	316.4	1,245	1,333	518	355	114	80
$ Change	32,580		(36.6)		(88)		163		34
% Change	29.0%		-11.6%		-6.6%		45.9%		42.5%

The Woodlands
Residential
Single family - detached	73,669	100,142	99.9	162.8	393	589	737	615	187	170
Single family - attached	4,202	3,897	6.0	7.1	73	80	700	549	58	49
Commercial
Medical	70,550	-	58.9	-	-	-	1,198	-	-	-
Office and other	2,131	1,500	3.3	2.1	-	-	646	714	-	-
Retail	17,401	1,261	30.3	1.6	-	-	574	788	-	-
Other	-	135	-	0.7	-	-	-	193	-	-
Total	167,953	106,935	198.4	174.3	466	669	847	614	167	156
$ Change	61,018		24.1		(203)		233		11
% Change	57.1%		13.8%		-30.3%		37.9%		7.1%

Total acreage sales revenue	351,340	246,022	562.8	596.7	2,112	2,145

Deferred revenue	(37,173)	(12,451)
Special Improvement District revenue *	10,932	17,646
Total segment land sales revenue - GAAP basis	$325,099	$251,217

* Applicable exclusively to Summerlin.

NM – Not Meaningful

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

For the three months and year ended Decmber 31, 2013, we reclassified certain retail Operating Assets that were substantially shutdown due to redevelopment-related construction activities underway to the Redevelopments section.

Operating Assets NOI and REP EBT

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2014	2013	2014	2013
Retail
Columbia Regional Building (a)	$166	$-	$268	$-
Cottonwood Square	148	125	647	451
Downtown Summerlin (a)	1,051	(62)	810	(62)
1701 Lake Robbins (b)	95	-	185	-
Landmark Mall (a)	(12)	76	953	491
Outlet Collection at Riverwalk (a)	934	176	528	(618)
Park West (c)	508	638	2,058	1,608
Ward Village (d)	6,221	6,276	24,255	24,144
20/25 Waterway Avenue	286	685	1,505	1,640
Waterway Garage Retail	292	162	809	370
Total Retail	9,689	8,076	32,018	28,024
Office
10-60 Columbia Corporate Center (e)	635	-	635	-
70 Columbia Corporate Center (f)	556	381	1,716	757
Columbia Office Properties (g)	4	(402)	496	465
One Hughes Landing (h)	1,046	(33)	4,443	(139)
Two Hughes Landing (a)	(129)	-	157	-
2201 Lake Woodlands Drive	(2)	(93)	141	(167)
9303 New Trails	357	363	1,860	1,679
110 N. Wacker	1,603	1,507	6,077	6,023
3831 Technology Forest Drive (i)	(1)	-	(1)	-
3 Waterway Square (h)	1,416	1,474	6,181	2,059
4 Waterway Square	1,429	1,419	5,756	5,886
1400 Woodloch Forest	385	246	1,191	1,160
Total Office	7,299	4,862	28,652	17,723
85 South Street (a)	(188)	-	(188)	-
Millennium Waterway Apartments	1,038	1,051	4,386	4,457
The Woodlands Resort & Conference Center (a)	1,727	2,161	6,092	10,167
Total Retail, Office, Multi-family, Resort & Conference Center	19,565	16,150	70,960	60,371
The Club at Carlton Woods (a)	(1,131)	(1,121)	(4,410)	(5,241)
The Woodlands Ground leases	117	109	458	444
The Woodlands Parking Garages	(154)	(193)	(598)	(749)
Other Properties (j)	624	893	2,116	708
Total Other	(544)	(312)	(2,434)	(4,838)
Operating Assets NOI - Consolidated and Owned as of December 31, 2014	19,021	15,838	68,526	55,533
Redevelopments
South Street Seaport (a)	411	(484)	1,234	(5,665)
Total Operating Asset Redevelopments	411	(484)	1,234	(5,665)
Dispositions
Rio West Mall (k)	-	(61)	77	790
Total Operating Asset Dispositions	-	(61)	77	790
Total Operating Assets NOI- Consolidated	19,432	15,293	69,837	50,658

Straight-line lease amortization (l)	869	712	(763)	1,759
Demolition costs	(23)	(692)	(6,712)	(2,078)
Development-related marketing costs	(4,391)	(1,691)	(9,770)	(3,462)
Depreciation and amortization	(19,470)	(9,740)	(49,272)	(31,427)
Write-off of lease intangibles and other (m)	(2,216)	-	(2,216)	(2,883)
Equity in earnings from Real Estate Affiliates	(750)	150	2,025	3,893
Interest, net	(6,182)	(4,418)	(16,930)	(19,011)
Total Operating Assets REP EBT (n)	$(12,731)	$(386)	$(13,801)	$(2,551)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Millennium Woodlands Phase II	$35	$(74)	$(84)	$(74)
Stewart Title (title company)	829	666	2,659	2,514
Summerlin Baseball Club Member, LLC	(568)	(178)	(153)	(13)
Woodlands Sarofim # 1	422	392	1,516	1,417
Operating Assets NOI - equity investees	718	806	3,938	3,844

Adjustments to NOI (o)	(993)	(106)	(1,112)	(77)
Equity Method Investments REP EBT	(275)	700	2,826	3,767
Less: Joint Venture Partner's Share of REP EBT	(475)	(550)	(2,450)	(2,377)
Equity in earnings from Real Estate Affiliates	(750)	150	376	1,390

Distributions from Summerlin Hospital Investment	-	-	1,649	2,503
Segment equity in earnings from Real Estate Affiliates	$(750)	$150	$2,025	$3,893

Company's Share of Equity Method Investments NOI
Millennium Woodlands Phase II	$29	$-	$(68)	$-
Stewart Title (title company)	415	333	1,330	1,257
Summerlin Baseball Club Member, LLC	(285)	(90)	(77)	(7)
Woodlands Sarofim # 1	84	78	303	283
Total NOI - equity investees	$243	$321	$1,488	$1,533

	Economic	December 31, 2014
	Ownership	Debt	Cash
		(In thousands)
Millennium Woodlands Phase II	81.43%	$37,345	$47
Stewart Title(title company)	50.00%	-	211
Summerlin Las Vegas Baseball Club	50.00%	-	742
Woodlands Sarofim #1	20.00%	6,242	669

(a)	Please refer to discussion in the section following the table in our Annual Report on Form 10-K regarding this property.
(b)	1701 Lake Robbins was acquired in July 2014. Annual NOI is expected to be $0.4 million.
(c)	The NOI increase for Park West for the year ended December 31, 2014 compared to 2013 is due to a full year of occupancy of tenants who took possession after the first quarter of 2013.
(d)	NOI remains flat for Ward Village for the year ended December 31, 2014, at $24.3 million as compared to $24.1 million in 2013.
(e)

In December 2014, we acquired six office buildings with approximately 699,884 square feet, commonly known as 10-60 Columbia Corporate Center. Located in downtown Columbia, Maryland, the buildings are currently 93% leased.

(f)	The $1.1 million increase in NOI for 70 Columbia Corporate Center for the year ended December 31, 2014 compared to 2013 was due to increased occupancy.
(g)

The decrease in NOI for Columbia Office Properties for the year ended December 31, 2014 compared to 2013 is primarily due to the relocation of tenants to 70 Columbia Corporate Center during the second quarter of 2013.

(h)	One Hughes Landing and 3 Waterway Square – properties came out of development in 2013. NOI increase is due to a full year of revenue in 2014.
(i)	3831 Technology Forest Drive’s tenant took possession on December 24, 2014. Stabilized NOI is expected to be $2.1 million in the first quarter 2015.
(j)	The NOI increase for the year ended December 31, 2014 compared to 2013 is primarily due to lower property management fees.
(k)	Rio West Mall was sold on September 30, 2013.
(l)

The net change in straight-line lease amortization for the year ended December 31, 2014 compared to 2013 is primarily due the amended ground lease at South Street Seaport which occurred in the third quarter of 2013.

(m)

The write-off of lease intangibles and other for the year ended December 31, 2013 is primarily related to the write off of tenant improvements and lease commissions for a terminated tenant at 20/25 Waterway.

(n)	For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 17 - Segments in the Consolidated Financial Statements of our Annual Report on Form 10-K.
(o)	Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.